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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         PENINSULA PHARMACEUTICALS, INC.

         Paul F. Truex hereby certifies that:

         ONE:     The original name of this company is Peninsula
Pharmaceuticals, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was February 6, 2001.

         TWO:     He is the duly elected and acting President and Chief
Executive Officer of Peninsula Pharmaceuticals, Inc., a Delaware corporation.

         THREE:   The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

                                       I.

         The name of this company is Peninsula Pharmaceuticals, Inc. (the "Company").

                                      II.

         The address of the Company's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Company at such address is Corporation Trust Company.

                                      III.

         The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

                                      IV.

         A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is one hundred forty-nine million eight hundred ninety-six thousand nine hundred forty-two (149,896,942) shares, one hundred million (100,000,000) shares of which shall be Common Stock (the "Common Stock") and forty-nine million eight hundred ninety-six thousand nine hundred forty-two (49,896,942) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.0001 per share.

         B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the

                                       1.
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affirmative vote of the holders of a majority of the stock of the Company
(voting together on an as-if-converted basis).

         C. Nine hundred ninety thousand (990,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), thirteen million nine hundred six thousand nine hundred forty-two (13,906,942) shares are hereby designated Series B Preferred Stock (the "Series B Preferred") and thirty-five million (35,000,000) shares are hereby designated Series C Preferred Stock (the "Series C Preferred"). The Series A Preferred, Series B Preferred and Series C Preferred shall be referred to herein collectively as the "Series Preferred."

         D. Effective upon the filing of this Amended and Restated Certificate of Incorporation (the "Amendment"), with the Secretary of State of the State of Delaware:

                  1. Each three (3) shares of the Company's Common Stock, par value of one-tenth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value of one tenth of one cent ($0.0001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock.

                  2. Each three (3) shares of the Company's Series A Preferred Stock, par value of $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series A Preferred Stock, par value of $0.01 per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock.

                  3. Each three (3) shares of the Company's Series B Preferred Stock, par value of $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B Preferred Stock, par value of $0.01 per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock.

                  4. Each three (3) shares of the Company's Series C Preferred Stock, par value of $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series C Preferred Stock, par value of $0.01 per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock.

         E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

                                       2.
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                  1.       DIVIDEND RIGHTS.

                           (a)      Holders of Series Preferred, in preference
to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors (the "Board"), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

                           (b)      The "Original Issue Price" of the Series A
Preferred shall be one dollar fifty cents ($1.50) per share, the "Original Issue Price" of the Series B Preferred shall be four dollars eighty cents ($4.80) per share and the "Original Issue Price" of the Series C Preferred shall be five dollars twenty-eight cents ($5.28) per share.

                           (c)      So long as any shares of Series Preferred
are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared an set apart, except for:

                                    (i)      acquisitions of Common Stock by the
Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

                                    (ii)     acquisitions of Common Stock in
exercise of the Company's right of first refusal to repurchase such shares.

                           (d)      In the event dividends are paid on any share
of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

                           (e)      The provisions of Sections 1(c) and 1(d)
shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the holders of at least a majority of the then outstanding shares of Series Preferred.

                  2.       VOTING RIGHTS.

                           (a)      GENERAL RIGHTS. Each holder of shares of the
Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in

                                       3.

accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

                           (b)      SEPARATE VOTE OF SERIES B PREFERRED. For so
long as one million five hundred fifty-six thousand six hundred sixty-six (1,556,666) shares of Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

                                    (i)      Any amendment, alteration, or
repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that materially alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred so as to affect them adversely in a manner different than other classes of stock, whether such amendment, alteration, or repeal shall be by means of an amendment to the Company's Certificate of Incorporation or by merger, consolidation or otherwise; or

                                    (ii)     Any increase in the authorized
number of shares of Series B Preferred, whether such increase shall be by means of an amendment to the Company's Certificate of Incorporation or by merger, consolidation or otherwise.

                           (c)      SEPARATE VOTE OF SERIES PREFERRED. For so
long as five million (5,000,000) shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:

                                    (i)      Any amendment, alteration, or
repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation or by merger, consolidation or otherwise), that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of any series of Series Preferred so as to affect them adversely;

                                    (ii)     Any increase or decrease in the
authorized number of shares of Preferred Stock or any series thereof, whether such increase or decrease shall be by means of an amendment to the Company's Certificate of Incorporation or by merger, consolidation or otherwise;

                                    (iii)    Any creation, authorization or any
designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on parity with or senior to the Series

                                       4.
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Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series, whether such creation, authorization or designation shall be by means of an amendment to the Company's Certificate of Incorporation or by merger, consolidation or otherwise;

                                    (iv)     Any agreement by the Company or its
stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4(b) hereof);

                                    (v)      Any action that results in the
payment or declaration of a dividend or other distribution on any shares of Common Stock or Preferred Stock (other than a dividend payable in Common Stock) or a redemption or repurchase of (or set aside of any sums for the redemption or repurchase) of any of the Company's Common Stock, Preferred Stock or Convertible Securities (as defined in Section 5(i)(iv) hereof) or other options, warrants or rights with respect the foregoing (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or upon exercise of the Company's right of first refusal upon a proposed transfer);

                                    (vi)     Any action that results in the
taxation of holders of Preferred Stock under Section 305 of the Internal Revenue Code; or

                                    (vii)    Any increase in the authorized
number of members of the Company's board of directors above seven (7).

                           (d)      ELECTION OF BOARD OF DIRECTORS.

                                    (i)      For so long as at least three
million three hundred thirty-three thousand three hundred thirty-three (3,333,333) shares of Series C Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred after the filing date hereof), the holders of a majority of the then outstanding shares of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

                                    (ii)     For so long as at least one million
five hundred fifty-six thousand six hundred sixty-six (1,556,666) shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred after the filing date hereof), the holders of a majority of the then outstanding shares of Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

                                    (iii)    For so long as at least one hundred
ten thousand (110,000) shares of Series A Preferred remain outstanding (subject to adjustment for any stock split, reverse

                                       5.
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stock split or similar event affecting the Series A Preferred after the filing date hereof), the holders of a majority of the then outstanding shares of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

                                    (iv)     The holders of a majority of the
then outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

                                    (v)      The holders of a majority of the
then outstanding shares of Common Stock, voting as a separate class, and the holders of at a majority of the then outstanding shares of Series Preferred, voting together as a single class, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

                  3.       LIQUIDATION RIGHTS.

                           (a)      Upon any liquidation, dissolution, or
winding up of the Company, whether voluntary or involuntary (including, without limitation, upon any bankruptcy), before any distribution or payment shall be made to the holders of any Common Stock or any other series or class of capital stock by reason of their ownership thereof, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                           (b)      After the payment of the full liquidation
preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis until such time as the holders of Series Preferred have received pursuant to Section 3(a) above and this Section 3(b) an aggregate amount per share of Series Preferred equal to three (3) times the applicable Original Issue Price (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); thereafter, the remaining assets of the Company legally available for distribution (or

                                       6.

consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

                  4.       ASSET TRANSFER OR ACQUISITION RIGHTS.

                           (a)      Unless agreed to in writing by the holders
of at least a majority of the then outstanding shares of Series Preferred, in the event that an Acquisition or Asset Transfer (as hereinafter defined) is consummated, then upon the closing of such Acquisition or Asset Transfer each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to
Section 3 hereof and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to
Section 3 hereof if such holder had converted such shares of Series Preferred into Common Stock immediately prior to the closing of such Acquisition or Asset Transfer.

                           (b)      For the purposes of this Section 4: (i)
"Acquisition" shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, which results in the stockholders of the Company immediately prior to such consolidation, merger or reorganization, not holding more than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization in substantially the same ownership proportion as their ownership immediately prior to such transaction; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) "Asset Transfer" shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. In connection with any such Acquisition or Asset Transfer transaction, all consideration payable to the stockholders of the Company, in connection with an Acquisition, or all consideration payable to the Company, together with all other available assets of the Company (net of obligations owed by the Company), in the case of an Asset Transfer, shall be paid to and deemed (to the fullest extent permitted by law) distributed or available for distribution and payment as provided herein, as the case may be, to the holders of capital stock of the Company in accordance with the preference and priorities set forth in this
Section 4, with such preferences and priorities specifically intended to be applicable in any such Acquisition or Asset Transfer as if the same were a liquidation, dissolution or winding up of the Company.

                           (c)      In any Acquisition or Asset Transfer, if the
consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board.

                  5.       CONVERSION RIGHTS.

                                       7.

                           The holders of the Series Preferred shall have the
following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

                           (a)      OPTIONAL CONVERSION. Subject to and in
compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Series Preferred Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

                           (b)      SERIES PREFERRED CONVERSION RATE. The
conversion rate in effect at any time for conversion of the Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred by the applicable "Series Preferred Conversion Price," calculated as provided in
Section 5(c).

                           (c)      SERIES PREFERRED CONVERSION PRICE. As of the
Original Issue Date (as defined in Section 5(e) hereof), the conversion price for each series of Series Preferred shall initially be the applicable Original Issue Price of such series of Series Preferred (the "Series Preferred Conversion Price"). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

                           (d)      MECHANICS OF CONVERSION. Each holder of
Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                           (e)      ADJUSTMENT FOR STOCK SPLITS AND
COMBINATIONS. If at any time or from time to time after the date that the first share of Series C Preferred is issued (the "Original Issue Date") the Company effects a subdivision of the outstanding Common Stock

                                       8.

without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                           (f)      ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND
DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

                                    (i)      The Series Preferred Conversion
Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

                                             (A)   the numerator of which is the
total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                                             (B)   the denominator of which is
the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

                                    (ii)     If the Company fixes a record date
to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

                                    (iii)    If such record date is fixed and
such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

                           (g)      ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE
AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the

                                       9.

maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                           (h)      REORGANIZATIONS, MERGERS OR CONSOLIDATIONS.
If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 4 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                           (i)      SALE OF SHARES BELOW THE CONVERSION PRICE OF
THE SERIES A PREFERRED, SERIES B PREFERRED AND/OR SERIES C PREFERRED.

                                    (i)      If at any time or from time to time
after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(f), 5(g) or 5(h) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price of the Series A Preferred, Series B Preferred and/or Series C Preferred (a "Qualifying Dilutive Issuance"), then and in each such case, the then existing Series Preferred Conversion Price of the Series A Preferred, Series B Preferred and/or Series C Preferred, as the case may be, shall be reduced, if applicable, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

                                             (A)   the numerator of which shall
be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

                                      10.

                                             (B)   the denominator of which
shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

         For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                                    (ii)     No adjustment shall be made to the
Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

                                    (iii)    For the purpose of making any
adjustment required under this Section 5(i), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any other expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                    (iv)     For the purpose of the adjustment
required under this Section 5(i), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise and/or conversion thereof (assuming the satisfaction of all conditions to exercisability (including, without limitation, the passage of time)) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

                                      11.

                                             (A)   in the case of such rights or
options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

                                             (B)   in the case of Convertible
Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

                                             (C)   If the minimum amount of
consideration payable to the Company upon the exercise or conversion of any rights, options or Convertible Securities specified in Section 5(i)(iv) is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

                                             (D)   In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion of or in exchange for such Convertible Securities (including, without limitation, a change resulting from the antidilution provisions thereof) or upon exercise of such rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, the Series Preferred Conversion Price to the extent in any way affected by or initially determined using such Convertible Securities or such rights or options shall be recomputed to reflect such change.

                                             (E)   No further adjustment of the
Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of

                                      12.

liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred. No readjustment or readjustments pursuant to this Section 5(i) shall have the effect of increasing the Series Preferred Conversion Price to an amount that exceeds the applicable Series Preferred Conversion Price as in effect on the Original Issue Date (as adjusted for any stock dividends, combinations, splits or recapitalizations and the like).

                                    (v)      For the purpose of making any
adjustment to the Conversion Price of the Series A Preferred, Series B Preferred and/or Series C Preferred required under this Section 5(i), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

                                             (A)   shares of Common Stock issued
upon conversion of or as a dividend or distribution on the Series Preferred;

                                             (B)   shares of Common Stock or
Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                                             (C)   shares of Common Stock issued
pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

                                             (D)   shares of Common Stock and
Convertible Securities and the Common Stock issued pursuant to such Convertible Securities for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

                                             (E)   shares of Common Stock or
Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board; and

                                             (F)   shares of Common Stock or
Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, (ii) research and development arrangements, (iii) licensing or collaborative arrangements or (iv) similar arrangements, any of which are approved by the Board.

         References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(i), for such Additional Shares of Common Stock.

                                      13.

                                    (vi)     In the event that the Company
issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the "First Dilutive Issuance"), then in the event that the Company issues or sells, or is deemed to have issues or sold, Additional Shares of Common stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance (a "Subsequent Dilutive Issuance") pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

                           (j)      CERTIFICATE OF ADJUSTMENT. In each case of
an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

                           (k)      NOTICES OF RECORD DATE. Upon (i) any taking
by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section
4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (unless waived by the holders of a majority of the outstanding Series Preferred or such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                                      14.

                           (l)      AUTOMATIC CONVERSION.

                                    (i)      Each share of Series Preferred
shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $10.56 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

                                    (ii)     Upon the occurrence of either of
the events specified in Section 5(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

                           (m)      FRACTIONAL SHARES. No fractional shares of
Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                           (n)      RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of

                                      15.

authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           (o)      NOTICES. Any notice required by the
provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                           (p)      PAYMENT OF TAXES. The Company will pay all
taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                           (q)      DEFINITION OF COMMON STOCK. As used in this
Section 5, the term "Common Stock" shall mean and include the Company's authorized Common Stock, par value $.0001 per share, as constituted on the Original Issue Date and shall also include any security of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of the Series Preferred shall include only shares designated as Common Stock of the Company on the Original Issue Date, or in case of any recapitalization, reorganization, reclassification or other constitutive transaction involving the outstanding shares thereof, the stock, securities or assets provided for in Sections 5(g) and (h).

                  6.       NO REISSUANCE OF SERIES PREFERRED.

                  No shares or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued and all such acquired shares shall be cancelled, retired and eliminated; and the Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares so acquired.

         F.       Common Stock.

                  1. DIVIDEND RIGHTS. Subject to the provisions set forth herein and the preferential rights of holders of all classes of stock at the time outstanding having preferential rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and

                                      16.

if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

                  2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Section 3 of Article IV(D).

                  3. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Common Stock shall not be entitled to vote as a separate class on any amendment of this Certificate of Incorporation that increases or decreases the number of authorized shares of Common Stock.

                                       V.

         A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. The Company shall indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by DGCL Section 145.

         B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      VI.

         For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

         B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

         C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

                                      17.

                                      VII.

         The Company expressly elects not to be governed by DGCL Section 203.

                                     * * * *

         FOUR:    This Amended and Restated Certificate of Incorporation has
been duly approved by the Board of the Company.

         FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

                                      18.

         IN WITNESS WHEREOF, Peninsula Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 17th day of February 2004.

                                       PENINSULA PHARMACEUTICALS, INC.

                                       By:  /s/ Paul F. Truex
                                          -------------------------------------
                                          Paul F. Truex
                                          President and Chief Executive Officer

                                      19.